Exhibit 10.27

CONFIDENTIAL PORTIONS OF THIS DOCUMENT

HAVE BEEN REDACTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION

OEM SUPPLY AGREEMENT

THIS OEM SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of September, 2004 (the “Effective Date”), by and between Philips Austria GmbH, PHILIPS SPEECH PROCESSING, a Republic of Austria corporation (hereinafter “PSP”), and MEDQUIST INC., a New Jersey, USA corporation (hereinafter “MedQuist”)

RECITALS

WHEREAS, PSP is engaged in creating, developing, or marketing certain computer programs and software collectively, the “Programs”) which Programs may incorporate certain third party software products (the Programs and such third party software products being referred to collectively in this Agreement as the “Software”); and

WHEREAS, MedQuist desires to acquire from PSP the right and license to offer for sale, sell, deliver and service, and to authorize others to offer for sale, sell, deliver, and service, the Products (as defined in Section 1.4 of this Agreement), and to incorporate the Software into its own products, within the territory identified in Schedule A to this Agreement (the Territory”), in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of all of which are hereby acknowledged, PSP and MedQuist hereby agree as follows:

1.             Definitions.

1.1.          “Amendment No 2” means that certain amendment titled “Amendment No 2 to Licensing Agreement” between PSP and MedQuist dated as of December 10, 2002 References in Amendment No 2 to indefinite dates which references use terms such as “upon delivery of the Philips in house solution” and “[the time] the product is commercially usable,” shall mean “June 25, 2004.”

1.2.          “Documentation” means user manuals, training materials, product descriptions, product specifications technical manuals, license agreements, supporting materials, and like information related to the Products, which Documentation may be distributed in print, electronic, video, or other formats

1.3.          “End User” means the means final retail purchasers or licensees at the clinical sites where the Products are installed.

1.4.          “Products” means, individually or collectively as appropriate, the Software, Documentation, developed products and hardware, supplies accessories, and other commodities related to any of the foregoing, provided or to be provided by PSP pursuant to this Agreement, as described in Schedule B attached to this Agreement, as modified from time to time.

1.5.          “Affiliate” means any person or entity controlling. controlling, by, or under common control with, a party to this Agreement.

1.6.          Trademarks” means, the wordmark PHILIPS in its characteristic typeface and colors.

2.             Grant of License.

2.1.          Subject to the terms of this Agreement, PSP hereby grants to MedQuist, and MedQuist hereby accepts from PSP, an exclusive and non-transferable license to offer for sale, sell, deliver and service the Products, and to authorize others to offer for sale, sell, deliver, and service the Products, directly and through one or more tiers of distributors, dealers, and resellers (collectively, the “Dealers”), within the Territory  set forth on Schedule A to this Agreement, during the Term of this Agreement, provided that the license granted under this Section may become a non-exclusive license during the Term of this Agreement pursuant to the terms of Section 2.2 below.

2.2.          This Agreement does not grant MedQuist any area, market, territorial, development, or other rights except as set forth in this Agreement.  PSP reserves all rights related to the Products that PSP does not expressly grant MedQuist in this Agreement.  Outside MedQuist’s Territory, PSP may offer for sale, sell, deliver, and service the Products and may authorize others to offer for sale, sell, deliver, and service the Products, without providing any rights or compensation to MedQuist.  Inside MedQuist’s Territory, PSP and any Affiliate (i) may not offer for sale sell, deliver or service the Products, or (ii) authorize others to offer for sale, sell, deliver, or service the Products, but if PSP elects to change the license from exclusive to non-exclusive pursuant to Section 2.2.1, this sentence becomes null and void.

2.2.1.       During the Initial Term of this Agreement, MedQuist will meet the sales forecasts set forth on Schedule D to this Agreement, PSP and MedQuist will review the status of MedQuist’s compliance with such forecasts annually, with the first review being for results for the period June 1, 2004 through June 30 2005, the second being for the period July 1, 2005 through June 30, 2006, and the third being for the period July 1, 2006 through June 30, 2007.  If MedQuist fails to meet such sales forecast, PSP may convert the license granted in Section 2.1 above from exclusive to non-exclusive by delivering within thirty (30) days’ after the end of the applicable review period, written notice of PSP’s intent to do so.

2.2.2.       If PSP elects to convert the license to a non-exclusive license due to MedQuist’s failure to meet the sales forecasts set forth in Section 2.2.1 of this Agreement, PSP will: (i) pay MedQuist, as liquidated damages for such loss of exclusivity and not as a penalty, an early termination fee equal to [***] for each month remaining in the Initial Term after the date PSP terminates such Territorial exclusivity within ten (10) days after MedQuist’s demand for such reimbursement.  The amount of such reimbursement will be reduced by the cumulative

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amounts of any discounts earned by MedQuist as described in Table 2 of Schedule C.  MedQuist’s right to this termination payment is PSP’s only obligation and MedQuist’s sole and exclusive remedy for any claim it may have against PSP relating to the conversion of the license from exclusive to non-exclusive.

2.2.3.       On the conversion of the license to a non exclusive license, if any, all provisions of this Agreement shall remain in effect (i) except as otherwise set forth in this Section 2.2, and (ii) except for PSP’s Development Services set forth in Section 7 of this Agreement.

2.3.          MedQuist is authorized to appoint Dealers within the Territory defined in Schedule A to offer for sale, sell, deliver and service the Products at its discretion and without approval from PSP On PSP’s request, MedQuist will give PSP written notice of the identity of any Dealer that MedQuist has appointed.

3.             Initial Term and Renewal.

3.1.          Initial Term.  This Agreement will be deemed to have commenced on June 1, 2004, and will continue in effect through June 30, 2007, subject to earlier termination as set forth in this Agreement (the “Initial Term”).

3.2.          Renewal.  Subject to Philips’ right to terminate below, this Agreement will automatically renew for two (2) additional three (3) year terms (each such renewal term being referred to in this Agreement as a “Renewal Term,” and the Initial Term, together with the Renewal Terms, if any, being referred to collectively in this Agreement as the “Term”), provided that MedQuist is, at the end of the Initial Term or the first Renewal Term, in compliance with the agreement.  If PSP decides to discontinue all business relating to the Products in the Territory, PSP may terminate this Agreement by providing MedQuist 6 months prior written notice of such termination.  If PSP terminates the Agreement due to the discontinuation of its business relating to the Products, PSP agrees to negotiate in good faith with MedQuist the terms and conditions under which it would provide training and access to the source code of the Products that would be reasonably necessary for MedQuist to continue development and support the installed base of Products in the Territory.  Otherwise, this Agreement will automatically expire at the end of the second Renewal Term.

3.2.1.       If at the time of each such renewal, MedQuist has met all its forecasts as mentioned in Schedule D to the Territory, then such exclusivity will continue throughout the applicable Renewal Term, provided: (i) MedQuist’s annual sales forecast is at least (15%) higher than its actual sales for the immediately-preceding twelve (12) month period as measured for the 12 months per each end of June 30,; and (ii) MedQuist meets such sales forecast.

3.2.2.       If at the time of each such renewal MedQuist does not have exclusive rights to the Territory, then MedQuist will not have exclusivity for the applicable Renewal Term.  In such event, pricing will be at the lower of Schedule C or pricing that is equivalent to the pricing PSP offers other OEM, Dealer, Distributor, or like reseller conducting business in the Territory and doing similar volumes of business.

4.             Fees.

4.1.          Development Fee. In consideration of PSP’s Development, Maintenance and Support Services for the first version of the Products, MedQuist will pay PSP a development fee in the amount of [***] (the “Development Fee”), as follows: (1) 50% on the date PSP delivers a duly-executed original of this Agreement to MedQuist, (ii) 25% on or by September 24, 2004; and (iii) the balance on or by December 20, 2004.

4.2.          License Fee.  MedQuist will pay PSP sums owed for the License Fees set forth on Schedule C to this Agreement on a calendar monthly basis, within thirty (30) days of the end of each such month.

4.3.          Software Maintenance Fee.

4.3.1.       MedQuist will use reasonable commercial efforts to sell its End Users a software maintenance agreement (an “SMA”).  Such SMA will provide that the subscribing End User will obtain, directly from PSP or from PSP through MedQuist, as MedQuist deems appropriate:

4.3.1.1.    Software Releases.  As used in this Agreement, “Software Release” means a change PSP makes to the basic design, structure, or functionality of the Software.  Software Releases are typically numbered sequentially (e.g., Release 4.x, Release 6.x).  Such Software Releases will be subject to the charge set forth in Section 11.5 of this agreement.

4.3.1.2.    Patch Releases.  As used in this Agreement, “Patch Release” means a change PSP makes to a Software Release, which is an internal change designed to correct minor anomalies or defects in the Software (colloquially referred to as “bugs”), or otherwise to provide minor improvements to performance without changing the Software’s basic design, structure, or functionality.  Patch Releases are typically numbered to signify modifications to a version of Software Release (e g, Version 4.1.05, Version 4.1.06).

4.3.1.3.    Point Releases.  As used in this Agreement, “Point Release” means a modification or enhancement (colloquially referred to as an “upgrade”) to a Software Release that (i) enables the Software Release to perform new or different functions (ii) increase the capability of the Software, or (iii) enables the Software to function on new or different hardware or in a new or different software environment without changing its basic design, structure or functionality.  Point Releases are typically numbered as versions of a Software Release (e.g., Version 4.1, Version 4.2, etc.).

4.3.1.4.    Technical Support to resolve technical issues that are more practicably resolved by PSP than by MedQuist.

4.3.2.       SMA contracts MedQuist sells will begin at the end of PSP’s Warranty Period (as set forth in Section 8.1 of this Agreement) and will be renewable on an annual basis.  In the event that MedQuist allows an End User to terminate or cancel an SMA before the end of the term of such SMA, MedQuist will provide notice of such termination to PSP, and PSP will

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refund to MedQuist the pro-rata portion of fees paid to PSP for such SMA within thirty (30) days after MedQuist provides such notice.

4.3.3.       For each SMA contract that MedQuist sells, it will pay PSP the following sums within 30 days after conclusion of such Contracts.

4.3.3.1.    For sums owed for the period beginning with the Effective Date of this Agreement through June 30, 2006 [***] of the License Fee set forth on Schedule C to this Agreement.

4.3.3.2.    For sums owed for the period beginning July 1, 2006, through the remainder of the Initial Term and all Renewal Terms of this Agreement [***] of the License Fee Set forth on Schedule C to this Agreement.

4.3.4.       All sums owed set forth in Section 4.3.3 of this Agreement: (i) will be calculated based on the License Fee and without regard to any discounts available to MedQuist; and (ii) will be amortized on a straight-line basis for each month over the term of the SMA.

5.             Order Placement.

5.1.          PSP will provide MedQuist with the Products as described in this Agreement, including without limitation the accompanying Schedules.

5.2.          PSP will deliver to MedQuist a “gold master” of the then-current version of the Software (i) within seven (7) days after the execution and delivery of this Agreement by both parties to this Agreement, and (ii) promptly on the commercial availability of each Software Release.  Software MedQuist distributes under this Agreement will be copies of the gold master PSP most recently furnished to MedQuist pursuant to this Agreement.  PSP will have no obligation under this Agreement to provide to MedQuist any Software source code.

6.             Payment.

6.1.          MedQuist will pay such sums owed free and clear of, and without offset or deduction for, any and all state and local use, sales, property, and similar taxes, levied or assessed on or in respect of such payments (other than any tax measured by or attributable to MedQuist’s gross or net income), as and when the same are due.

6.2.          By thirty (30) days after the end of each calendar month, MedQuist will furnish to PSP a written statement showing, in such detail as PSP may reasonably request, the quantities of Software actually licensed, and the quantities of Products actually sold and delivered, during the immediately-preceding month.

6.3.          MedQuist will, throughout the term of this Agreement and for one (1) year following the expiration or termination of this Agreement, maintain a full and accurate record of the number of copies of the Software sublicensed in such detail as may enable PSP to verify the amount of license fees due under this Agreement.  So as to permit verification, MedQuist will permit PSP to examine such records on reasonable advance written notice, during normal business hours at MedQuist’s offices at reasonable intervals no more frequently than two (2)

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times per calendar year.  PSP will beat all costs and expenses for such an examination, except in those cases in which the examining accountant ascertains a discrepancy of more than five percent (5%) during the audited period to the disadvantage of PSP between payments actually made and payments due, in which event MedQuist will reimburse PSP all reasonable costs and expenses for such audit.

6.4.          PSP reserves the right to charge an interest rate of the lesser of eight percent (8%) per annum the maximum amount permitted by applicable law on past-due sums MedQuist owes under this Agreement.  In the event of non payment by MedQuist, PSP will have the right to suspend or terminate MedQuist’s license granted pursuant to this Agreement, and terminate this Agreement after having provided MedQuist at least 30 days written notice to cure the past-due sum.

7.             Development Services.

7.1.          Provided that MedQuist meets its sales forecast for each six (6) month period beginning with the period ended June 30, 2005, PSP will use commercially reasonable efforts to perform the following development services and provide the product support set forth in this Section 7 (collectively, the “Development Services”):

7.1.1.       PSP will use commercially reasonable efforts to continue to upgrade version 1 of the Products, including without limitation the integration of the Products to all PACS, RIS, and HIS vendors MedQuist designates.  MedQuist and PSP will work together to mutually agree on which integrations with which PACS, RIS, and HIS vendors will be developed on a quarterly basis.  MedQuist will provide all technical and contact information needed to implement such integrations.  PSP will strive to develop as many integrations as possible with a goal of 4 per quarter.  PSP and MedQuist understand that it is in their mutual best interest to do more integrations per quarter if resources allow.

7.1.2.       Integration shall be defined as follows:

7.1.2.1.    1) Interfacing with the other application (exchange of standard HL7-like information via XML) or

7.1.2.2.    2) Desktop integration, where the front end modules of SpeechQ and the integrating application (PACS, RIS, and HIS) interact with each other: which definition specifically includes the login function from the interfacing application to the product or vice versa and the capability for the end-user to control the product to directly create, show, and work on a certain report.

7.1.3.       PSP will provide one (1) individual (the “Support Technician”) to support MedQuist and its Dealers in the Territory with End User implementation and other service requirements, for the period June 25, 2004, through June 30, 2005.  MedQuist will pay the return air fare of such Support Technician to such Support Technician’s from Support Technician’s resident location in the Territory point of departure, plus such Support Technician’s work-related travel expenses in the Territory and cost of living expenses in the United States, including without limitation the cost of such Support Technician’s apartment.  PSP will be responsible for all other costs of such Support Technician not enumerated in this Section 7.1.3, including such Support Technician’s wage and benefit costs.

7.1.4.       PSP will use commercially reasonable efforts to release an additional Software Release of the Products.  PSP and MedQuist will work together to determine the requirements and specifications of such Software Release.

7.1.5.       PSP will use commercially reasonable efforts to release a minimum of two (2) Service Releases per year.  As used in this agreement, “Service Release” means a Software Release or Point Release.  MedQuist acknowledges that PSP can support only two Software Releases at the same time, which Software Releases will be the current release and its next most previous release.

7.1.6.       PSP will use commercially reasonable efforts to release a Point Release of the of the Radiology product during 2004.  PSP will also make efforts to release a Version 2 of the Software during calendar year 2004.  If Version 2 is not completed in 2004, then PSP and MedQuist will review and agree on the amount of extra costs to be incurred in 2005, and will agree on an arrangement for sharing costs, before PSP makes any expenditures.  All sums MedQuist incurs related to such arrangement will be added to the liquidated damages calculation as described in Article 2.2.2.

7.1.7.       Based on requirement needs and market demand for the Product, PSP and MedQuist will work together to determine the development path for future versions of the Radiology Product in 2005, however, if the Parties cannot agree, PSP will make the final determination, which determination will be based on reasonable analysis of the needs, market demands, and other such factors.

7.1.8.       PSP will use commercially reasonable efforts to release the Software for End Users in the medical fields of:  [***] provided however, PSP and MedQuist may agree to change the order of the additional modalities set forth in clauses (i) through (iii) of this Section 7.1.6.

7.2.          If any of the Development Services set forth in Section 7.1 of this Agreement are delayed by more than thirty (30) days, except where MedQuist requests such delay or such delay is due solely to MedQuist’s inaction, the exclusivity of MedQuist’s rights in the Territory, as set forth in Section 2.2 et seq. of this Agreement, will be extended by the amount of such delay.  The obligations of PSP described above are PSP’s only obligations and MedQuist’s sole and exclusive remedy for any such delay.

8.             Limited Warranty.

8.1.          PSP warrants that, for a period of ninety (90) days after the delivery date (the “Warranty Period”), the Software will perform in all material respects in accordance with the Documentation accompanying the Software.  If any copy of the Software is found not to perform materially in accordance with the Documentation, PSP will correct such error or malfunction or (at PSP’s sole option) replace such Software free of charge as soon as is reasonably practicable, provided that: (i) the Software has been used in accordance with instructions for use; (ii) no alteration, modification or addition has been made to the Software without PSP’s prior written

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consent; and (iii) PSP has been promptly notified of the alleged non-conformity within the Warranty Period specified.

8.2.          MedQuist will send each claim of MedQuist under this warranty to PSP in accordance with the notice provisions of this Agreement.  Each such claim will state generally the nature of the alleged non-conformity.  If PSP determines in its sole discretion to repair the Software (or such portion of it as is giving rise to the non-conformity), MedQuist will afford PSP a reasonable time in which to do so.  Any Software so repaired or replaced will be warranted for such period of time as is remaining in the original Warranty Period.

8.3.          This Limited Warranty is subject to the terms of Section 12 below.  This Limited Warranty is PSP’s only obligations and the exclusive remedy of MedQuist and the End User with respect to the Products, and PSP’s entire liability and only warranty with respect to the Products.  PSP will have no responsibility whatsoever with respect to the Products if the failure is due to accident, abuse, or misapplication on the part of MedQuist or the End User.

8.4.          MedQuist may offer any warranty that PSP makes hereunder to any End Users provided that warranty claims by MedQuist’s End Users will be made solely against MedQuist and not PSP. The warranties contained in this Agreement are solely for the benefit of MedQuist.

9.             Notification of Upgrades and Updates.

9.1.          PSP will notify MedQuist of any revisions and updates to the Software that affect its operation, performance, or cost.

9.2.          MedQuist will apply any revisions or updates to the Software as soon as reasonably practicable after receipt of notification from PSP.

10.           MedQuist’s Representations and Undertakings.  MedQuist represents and undertakes with PSP that:

10.1.        It will use commercially reasonable efforts to promote, market, and sell the Products during the term of this Agreement;

10.2.        It has the resources, facilities, and financial ability to market, distribute and provide first line customer support for the Product and fulfill all of its obligations under this Agreement;

10.3.        It will, in all correspondence and other dealings related directly or indirectly to the Products, clearly indicate that it is acting as MedQuist and not as the author or developer of the Products;

10.4.        It will not incur any liability on behalf of PSP, pledge or purport to pledge PSP’s credit, or purport to act as an agent of PSP or make any contract binding on PSP;

10.5.        It will not alter, obscure, remove, conceal, or otherwise interfere with any eye-readable or machine-readable marking on the Products or packaging that refers to PSP as author or developer of the Products, or that otherwise refers to PSP’s copyright or other intellectual property rights in the Products;

10.6.        It will permit PSP or any independent third party PSP retains to enter MedQuist’s premises at a time MedQuist agrees to for the purpose of reviewing records related to this Agreement (including, without limitation, verifying the number of Software sublicenses granted by or through MedQuist and obtaining information concerning any Product complaints);

10.7.        It will not modify, amend, make copies, add to, or in any way alter any Product supplied to it under this Agreement without PSP’s prior written consent, or disassemble, decompile, or reverse engineer the Software; provided, however, that MedQuist may make copies of the Documentation solely for purposes of using the Documentation in connection with its sublicensing and sales efforts hereunder;

10.8.        Third party software, as defined in Schedule E to this Agreement (the “Third Party Software”), that is distributed with the Programs will not be used in conjunction with any other programs or software whatsoever;

10.9.        It will obtain and maintain at its sole risk, cost, and expense, all governmental approvals requited for or applicable to its distribution and other activities contemplated by this Agreement, and will be responsible at its sole risk, cost, and expense for complying with all applicable governmental statutes, regulations, and ordinances (collectively, the “Laws”) related to such activities;

10.10.      It will, before the delivery of the Products to an End User, ensure that such End User enters into a software license agreement with MedQuist that will accompany each copy of the Software in substantially the form set forth on Schedule F to this Agreement (the “End User License Agreement”).

11.           PSP’s Obligations.  PSP covenants, warrants, and agrees that it:

11.1.        Has the necessary approvals and licenses to grant to MedQuist the right to use, sublicense and distribute the Software in accordance with the terms of this Agreement.

11.2.        Has the resources, facilities, and financial ability to develop and provide second line support for the Products and to fulfill all of its obligations under this Agreement.

11.3.        Will provide initial 2 days of training in the use of the Products to technical staff of MedQuist at no additional charge, at the place agreed on by both parties.  PSP and MedQuist will mutually limit the number of personnel participating in training sessions.  On MedQuist’s request, PSP will provide a similar training program for all upgrades to the Software.  Each first technical training for a new version will be done free of charge; for any subsequent training, PSP and MedQuist will agree on a reasonable price.

11.4.        Will at all times during the Term of this Agreement and where applicable, following termination hereof, observe and perform the terms and conditions set out in this Agreement.

11.5.        Will provide Software Releases at an upgrade charge for End Users.  The parties acknowledge and agree that the amount of such upgrade charge cannot be determined as of the Effective Date of this Agreement, as such charge will ultimately be based on the features and functionality of that specific Software Release.  As such, the pricing for any Software Release will be determined by MedQuist based on relative market conditions at the time.  MedQuist will pay PSP [***] of the amount actually received from the End User.

12.           Exclusion Of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 OF THIS AGREEMENT, PSP MAKES NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WHATSOEVER, AS TO THE PRODUCTS AND THE DOCUMENTATION.  PSP EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, ACCURACY, SATISFACTORY QUALITY, NON-INFRINGEMENT, COURSE OF DEALING, OR COURSE OF PERFORMANCE.

13.           Limited Liability.  IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR LICENSORS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, MULTIPLIED, ENHANCED, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE, PROFITS, OR GOODWILL, BUSINESS INTERRUPTION, OR LOST IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY, ITS AFFILIATES, ITS SUBSIDIARIES, OR ITS LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED ITS ESSENTIAL PURPOSE.  SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, SO THIS LIMITATION MAY NOT APPLY IN THOSE JURISDICTIONS.  IF ANY CLAIM IS MADE AGAINST A PARTY, INCLUDING WITHOUT LIMITATION CLAIMS AS A RESULT OF THE SUBSTANTIAL NON-CONFORMANCE OF THE SOFTWARE TO THE DOCUMENTATION OR OTHERWISE, THE PARTY’S TOTAL LIABILITY FOR DAMAGES WILL BE LIMITED, IN THE AGGREGATE, TO ITS ACTUAL DIRECT DAMAGES, AND IN ANY EVENT WILL NOT EXCEED THE TOTAL OF ALL AMOUNTS MEDQUIST IS OBLIGATED TO PAY PSP UNDER THIS AGREEMENT.  SOME JURISDICTIONS MAY NOT ALLOW LIMITATIONS OF LIABILITY FOR CERTAIN TYPES OF DAMAGE OR CERTAIN CLAIMS, SO SUCH LIMITATION MAY NOT APPLY IN SUCH JURISDICTION.

14.           Intellectual Property Indemnification.  PSP will indemnify, defend, and hold harmless MedQuist, and MedQuist’s directors, officers, shareholders, employees, agents, and attorneys, and MedQuist’s affiliates and their directors, officers, shareholders, partners, members, employees, agents, and attorneys, and the End Users, and the successor, and assigns of any or all of them, from all third-party Claims for infringement, misappropriation or violation of copyrights, trademarks, trade secrets, or other proprietary rights associated with any portion of the Product, or any other material delivered under this Agreement; provided that: (i) MedQuist promptly notifies PSP in writing of the Claim; (ii) PSP has sole control of the defense and all related settlement negotiations with respect to the Claim; provided however, that MedQuist has

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the right, but not the obligation, to participate in the defense of any such Claim through counsel of its own choosing (at MedQuist’s sole expense), which right will not detract from PSP’s sole right to control such defense; and (iii) MedQuist cooperates fully to the extent reasonably necessary, and executes all documents reasonably necessary for the defense of such Claim. “Claim” will mean all loss, losses, liabilities, damage, damages, claims, taxes, and all related costs and expenses; including, without limitation, reasonable attorneys’ fees and costs of investigation, litigation, settlement, judgment, interest, and penalties.  If MedQuist provides PSP with notice of a Claim, MedQuist may withhold any further payments due to PSP pursuant to this Agreement, and deposit the same in an interest-bearing escrow account with a commercial bank.  On the resolution of any claim, the amounts in escrow, including accrued interest thereon, will be distributed to PSP after deductions of amounts PSP is required to pay MedQuist under this Section 14.  If MedQuist’s or its End Users’ use of any portion of the Product or any other material delivered under this Agreement is enjoined in an action by reason of a Claim of infringement, violation or misappropriation of any third party’s patents, copyrights, trademarks, trade secrets or other proprietary rights, or MedQuist reasonably believes that it will be so enjoined, then PSP will, at its sole, option and expense, in addition to its other obligations in this Section 14: (i) procure for MedQuist and its End Users the right to continue using the Product or any portion thereof; (ii) replace the same with software of equivalent functions and efficiency that is not subject to an action described in this section; or (iii) modify the applicable Software so that there is no longer any infringement or breach, provided that such modification does not adversely affect the functional capabilities of the Product as set out in this Agreement.  If neither (i), (ii), or (iii) may be accomplished despite PSP’s reasonably diligent efforts, MedQuist may terminate this Agreement with regard to the portion of the Product that is alleged to infringe, violate, or misappropriate a third party’s rights.  PSP will have no liability respecting any claim of infringement or breach as aforesaid to the extent such claim is based on the combination, operation, or use of the Software with other equipment, software, apparatus, devices, or things not supplied by PSP or in a manner not substantially consistent with PSP’s specifications and instructions.  This Section 14 states the entire liability of PSP for any type of infringement or breach whatsoever of intellectual property rights of third parties related to the manufacture, sale, operation, or use of the Product.

15.           Product Ownership.  PSP is the sole owner of the Products and all derivatives, modifications, enhancements, corrections, additions, and extensions of end to the Products.  MedQuist acknowledges that the Software (other than the third-party software) (such Software, excluding any third-party software, being referred to in this Agreement as the “PSP Software”) is a valuable trade secret of PSP.  PSP will be the sole and exclusive owner of the PSP Software, and MedQuist agrees to do nothing inconsistent with such ownership.

16.           Legal Compliance.

16.1.        MedQuist may not download or otherwise export or re-export the Software or any underlying information or technology except in full compliance with all United States and other applicable laws and regulations.  In particular, but without limitation, none of the Software or underlying information or technology may be downloaded or otherwise exported or re-exported: (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria, or Sudan; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the US Commerce Department’s Table of Deny Orders.

16.2.        In accordance with the Federal Center for Devices and Radiological Health regulations, in order to permit tracing in the event of recall, MedQuist will retain distribution records for the Products for a period of five (5) years from the date of termination or expiration of this Agreement.

16.3.        MedQuist is aware of and will advise its End Users to comply with Section 112B(b) of the Social Security Act (42 U.S.C. 1320a-7b) (the “Act”) when seeking reimbursement from any governmental entity for products supplied under this Agreement.  Specifically, MedQuist acknowledges that the Act may require proper disclosure of any discounts, rebates, credits, reimbursements, and other programs PSP or MedQuist provide in connection with delivery of the Products.

16.4.        MedQuist will not ship, transfer, or export any of the Products, or any derivative thereof, directly or indirectly, into any country except as permitted by the U.S. Export Administration Act and the regulations thereunder, or use any of the Products for any purpose prohibited by the U.S. Export Administration Act.

17.           Intellectual Property Rights.

17.1.        Any and all of PSP’s and its Affiliate’s copyright, trademark, trade secret, and other proprietary rights subsisting in or used in connection with the Products (whether or not patentable or registered under copyright, trademark, trade secret or similar legislation, or subject to analogous protection) are and will remain the property of PSP its Affiliate and its licensors.

17.2.        Such copyright, trademark, trade secrets, and other rights belonging to PSP and its Affiliate may only be used by MedQuist with the consent of PSP and its Affiliate as granted pursuant to, and during the Term of, this Agreement.

17.3.        MedQuist will, at as own expense, defend, indemnify and hold harmless PSP and its Affiliate from and against any damages, cost, loss, liability, expenses or claims (including reasonable legal fees) arising out of (i) MedQuist’s unauthorized use of the Product or any part thereof, or (ii) MedQuist’s willful or negligent acts.

17.4.        PSP and its Affiliate grants MedQuist a limited, nonexclusive right to use PSP’s and its Affiliate’s trademarks and trade names (the “Marks”) in connection with the advertising, marketing and sale of the Products.  MedQuist will not make or permit alterations or removal of tags, labels, or identifying marks placed by PSP and its Affiliate on or within the Products.  MedQuist will not use PSP’s and its Affiliate s trade names or abbreviations (with the exception of a logo or mark or graphic design PSP and its Affiliate provide which indicates MedQuist is an authorized value-added reseller of PSP) in MedQuist’s corporate title or name, or in any manner that may result in confusion as to separate and distinct identities of PSP with its Affiliate and MedQuist.  MedQuist agrees that it has no right, title, or interest in or to the Marks except the limited right of use set forth in this Agreement.  MedQuist will not use any Mark in any way except as PSP and its Affiliate may authorize.  MedQuist will submit to PSP and its Affiliate representative samples of all labels, advertising, promotional and marketing materials and other items that use or bear any Mark for PSP’s and its Affiliate’s approval prior to publication or distribution.  MedQuist will use the Marks only in the forms PSP and its Affiliate designate, will not alter or modify any Mark, and will include an appropriate trademark notice (® or ™) with each use of any Mark.  Under no circumstances will MedQuist remove or cover the logo, insignia, serial numbers or lettering that may be on the Products at the time of delivery.  On expiration or termination of this Agreement, the license granted under this Section 17.4 will automatically terminate and MedQuist will immediately cease and desist all use of the Marks licensed under this Agreement.

17.5.        MedQuist intends to market the Products described in this Agreement under the trademark “SpeechQ™” and certain trademarks trade names, service marks, logotypes, and other commercial symbols related thereto (collectively, the “SpeechQ Marks”).  PSP further acknowledges and agree that (i) there is substantial and valuable goodwill in the SpeechQ Marks; (ii) as between PSP and any of its affiliates on the one hand, and MedQuist and any of its affiliates on the other, MedQuist owns all rights to the SpeechQ Marks and all goodwill related to them; (iii) neither PSP nor any of its affiliates will contest MedQuist’s ownership of the SpeechQ Marks, or the validity of the SpeechQ Marks, at any time during or after the Term of this Agreement; and (iv) neither PSP nor any of its affiliates will misappropriate the SpeechQ Marks, infringe on MedQuist’s rights in the SpeechQ Marks, or use the SpeechQ Marks without MedQuist’s prior written consent, at any time during or after the Term of this Agreement.

17.6.        Any advertising, publicity, release or other disclosure of information concerning this Agreement should be released only after receiving a prior written approval by both parties except as required by law.

18.           Confidential Information.  Each party to this Agreement has imparted and may from time to time impart to the other certain confidential information related to the performance of this Agreement and the Products or the marketing or support thereof (including specifications therefor), and each party may otherwise obtain confidential information concerning the business and affairs of the other pursuant to this Agreement.  Each party hereby agrees that it will use such confidential information solely for the purposes of this Agreement and that it will not disclose, whether directly or indirectly, to any third party such information other than as required to carry out the purposes of this Agreement.  In the event of and prior to such disclosure, the disclosing party will obtain from such third parties duly binding agreements to maintain in confidence the information to be disclosed to the same extent at least as such party is so bound hereunder.  The foregoing provision will not prevent the disclosure or use by a party of any information which is or hereafter, through no fault of such party becomes public knowledge or to the extent permitted by law, provided that each party has a reasonable opportunity to prevent or limit such disclosure.  MedQuist will return to PSP all confidential information received pursuant to this Agreement or otherwise in its possession or control on termination of this Agreement, or forthwith on the request of PSP.

19.           Remedies On Breach.  Each party acknowledges that the unauthorized use or disclosure of any confidential information will cause irreparable harm to the other for which damages will be an inadequate remedy, and the each party hereby agrees that, in additional to all other remedies available to it at law and in equity, it will have the right to obtain injunctive relief.

20.           Termination.

20.1.        Either party may terminate this Agreement on written notice to the other if any of the following events occur:

20.1.1.     If any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against the other party or its property, and the same is not dismissed within ninety (90) days; or

20.1.2.     If the other party makes any assignment for the benefit of its creditors, becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern, or seeks any arrangement or compromise with its creditors under any statute or otherwise.

20.2.        PSP may terminate this Agreement on written notice to MedQuist if any of the following events occur:

20.2.1.     In the event that a material breach by MedQuist remains uncured for more than thirty (30) days following PSP’s delivery of written notice to MedQuist specifying the nature of the breach; or

20.2.2.     If MedQuist assigns this Agreement without PSP’s consent or if MedQuist undergoes a change of control, whether by means of a sale or issuance of shares or otherwise and the control changes to a third party doing business in the dictation market or in the speech recognition market.

20.3.        MedQuist may terminate this Agreement on written notice to PSP in the event that a material breach by PSP remains uncured for more than thirty (30) days following MedQuist’s delivery of written notice to PSP specifying the nature of the breach.

21.           Obligations On Termination.  On the expiration or termination of this Agreement:

21.1.        PSP will be under no obligation to refund to MedQuist any licensing fees paid pursuant to this Agreement so long as PSP has fulfilled all of its obligations under this Agreement related to such licensing fees, including, without limitation, delivery of the Software license and fulfilling the warranty obligations for such Software license;

21.2.        PSP will continue to perform its support obligations to MedQuist for the duration of all service agreements between MedQuist and the End Users entered into before such expiration or termination, where support fees have been paid to PSP;

21.3.        Any End User licenses granted before the expiration or termination of this Agreement will continue to survive after the effective date of termination provided that MedQuist has paid all amounts owing hereunder; and

21.4.        MedQuist will return or destroy (as PSP instructs), no later than fourteen (14) days after the effective date of termination, all Products and any and all copies made of such Products in its possession or control.  MedQuist will furnish PSP with a certificate, stating that the same has been done, except with respect to such material as is necessary to enable MedQuist to continue to support the Products beyond the date of expiration or termination where PSP permits or requires MedQuist to do so.

22.           Miscellaneous.

22.1.        Force Majeure.  The term “Force Majeure” will be defined as an act of God, severe weather conditions, strikes, war, terror or other violence, law or proclamation, demand, or requirement of any governmental agency, or any other similar act or condition whatsoever, beyond the reasonable control of the parties to this Agreement.  If the performance of this Agreement by either party or any obligation under this Agreement is prevented, restricted, or interfered with by reason of a Force Majeure event, the party whose performance is so affected, on giving prompt notice to the other party, will be excused from such performance to the extent of such Force Majeure event provided, however that the party so affected will take all reasonable steps to avoid or remove such causes of nonperformance and will continue performance tinder this Agreement with dispatch whenever such causes are removed.

22.2.        Relationship of MedQuist to PSP.  Neither party is an agent, employee, fiduciary, partner, or representative of the other, and has no authority or power to bind or contract in the name of or to create any liability against the other in any way for any purpose.  It is understood that MedQuist is an independent contractor with rights confirmed by this Agreement to market, distribute, and support the Product on its own accord and responsibility in the Territory.

22.3.        Waiver.  Failure or neglect by either party to enforce at any time any of the provisions of this Agreement will not be construed nor will be deemed to be a waiver of either party’s rights under tins Agreement nor in any way affect the validity of the whole or any part of tins Agreement nor prejudice either party’s rights to take subsequent action.

22.4.        Agreement.  This Agreement, including the Schedules attached to this Agreement, states the completed agreement between the parties concerning this subject and supersedes earlier oral and written communications between the patties concerning this subject.  No addition amendment to, or modification of this Agreement will be effective unless it is in writing and signed by both parties.  This Agreement takes precedence over and supersedes any previous agreements between the parties regarding the subject matter hereof, even if such agreements are still in effect as of the Effective Date hereof.

22.5.        Assignment.  This Agreement is personal to MedQuist, and therefore, it may not be assigned by MedQuist whether voluntarily or involuntarily or by operation of law, in whole or in part to any party without the prior written consent of PSP, which consent will not be unreasonably withheld.  No such assignment by MedQuist, howsoever occurring, will relieve either party of its obligations under this Agreement.  Notwithstanding the foregoing, MedQuist may assign this Agreement to any of its affiliates or to any purchaser of substantially all of the assets or the business of MedQuist.

22.6.        Notices.  Any notice required or permitted under the terms of this Agreement or required by Law will, unless otherwise provided, be in writing and will be delivered in person, sent by registered mail or air mail as appropriate, properly posted and fully prepaid, in an envelope properly addressed, or sent by next-day delivery via a courier that has the ability to track deliveries and confirm receipts to the respective parties, as follows:

To PSP:                                                      Managing Director

Triester Strasse 64
1101 Vienna, Austria

To MedQuist:                     MedQuist Inc.
100 Bishops Gate Blvd. #300
Mount Laurel, NJ 08054
Attn Chief Legal Officer

with simultaneous copy, which will constitute notice, to:

Richard E. Johnson, Esq.
Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592

or to such other address as may from time to time be designated by written notice hereunder.  Any such notice will be in the English language and will be considered to have been given at the time when actually delivered if delivered by hand, on the next business day following sending by courier or in any other event within seven (7) days after it was mailed in the manner provided in this Section 22.6.

22.7.        Headings.  The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

22.8.        Severability.  In the event that any or any part of the terms, conditions, or provisions contained in this Agreement are determined by any competent authority to be invalid, unlawful, or unenforceable to any extent, such term, condition, or provision will to the extent be severed from the remaining terms conditions, and provisions, which will continue to be valid and enforceable to the fullest extent permitted bylaw.

22.9.        Governing Law.  The parties hereby agree that this Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York and the laws of the United States applicable in the State of New York.  The parties agree that the U.N. Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

22.10.      Dispute Resolution.

22.10.1.   All disputes arising under this Agreement will be settled, if possible, by good faith negotiation of the parties, which negotiations will not terminate until the President of MedQuist and the President of PSP have considered the dispute.

22.10.2.   If such negotiations fail to resolve any dispute within thirty (30) days after a party has given written notice of the dispute to the other party or parties, then such dispute will be resolved, if possible, by a process of mediation agreed on by the parties (acting reasonably), which mediation will be conducted by a mediator agreed on by the parties (acting reasonably).  Such mediator will be an individual with significant experience in and understanding of the software industry.  Such mediation will be held within 30 days after cessation of negotiations as described in Section 22.10.1 of this Agreement.

22.10.3.   If the dispute has not been settled within ten (10) days of the commencement of the mediation described in Section 22.10.2 of this Agreement, then the dispute will be finally settled by arbitration and this Agreement specifically excludes the power of the Court to refuse to stay judicial proceedings.  The arbitration will take place in New York, New York unless otherwise agreed.  Within twenty (20) days after the party requesting arbitration has given written notice of such request to the other party, the parties (acting reasonably) will jointly appoint a single arbitrator who will be an individual (other than the mediator selected pursuant to Section 22.10.2 of this Agreement, with significant experience in and understanding of the software industry.  If the parties are unable to appoint a single arbitrator within the such twenty (20) day period, then MedQuist will appoint one arbitrator and PSP will appoint one arbitrator, both such arbitrators to be appointed within ten (10) days after the end of the aforementioned twenty (20) day period, with a third arbitrator then being selected by those two arbitrators (none of these three being the mediator selected pursuant to Section 22.10.2 within five (5) days following their appointment.  Such third arbitrator will alone conduct the arbitration.  The arbitration will be final and binding and not subject to appeal and the procedures and substance of the arbitration will be governed by the U.S. Federal Arbitration Act.  The arbitrator may, in addition to any other remedies, grant injunctive relief.  The non prevailing party will pay all costs of the arbitration.

22.11.      No Damages for Termination or Expiration.  PSP WILL NOT BE LIABLE TO MEDQUIST FOR DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES, SOLELY ON ACCOUNT OF PSP’S TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.  MEDQUIST WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION (OTHER THAN IN THE CASE OF A TERMINATION OF THIS AGREEMENT BY MEDQUIST FOR CAUSE UNDER SECTION 20.3 OF THIS AGREEMENT) OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS UNDER THE LAW OF ANY TERRITORY, STATE, OR OTHERWISE.  PSP will not be liable to MedQuist on account of termination (other than in the case of termination of this Agreement by MedQuist for cause under Section 20.3 of this Agreement) or expiration of this Agreement in accordance with its terms for reimbursement or damages for the loss of goodwill, prospective profits, or anticipated income, or on account of any expenditures, investments, or commitments made by MedQuist, or for any other reason whatsoever, based on or growing out of such expectation or termination.

22.12.      Authority.  Each of the parties hereby represents that it has full power and authority to enter into and perform its respective obligations under this Agreement, and does not know of any contracts, agreements, promises, or undertaking, that would prevent the full performance and compliance with this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

MEDQUIST:		PSP:

MEDQUIST INC.		PHILIPS AUSTRIA GMBH

By:	/s/ Gregory M. Sebasky	By:	/s/ M. Wassnik

Title: President		Title: Managing Director

SCHEDULE A

TERRITORY.

Description of Territory:

MedQuist’s Territory shall be all that area within North America.

“North America” shall specifically include, without limitation (i) the United States of America, (ii) the Dominion of Canada, (iii) those islands m the Caribbean Basin beginning with Bermuda to the north and extending to Grenada and Barbados in the south, as the borders of such countries are configured as of the Effective Date of this Agreement.

The United States of America shall expressly include (i) the following dependent areas of the United States of America American: Samoa, Baker Island, Guam, Howland Island, Jarvis Island, Johnston Atoll, Kingman Reef, the Midway Islands, Navassa Island, the Northern Mariana Islands, Palmyra Atoll, Puerto Rico, the U S Virgin Islands, and Wake Island, (ii) those areas leased by the United States from separate sovereign nations, including without limitation Guantanamo Bay, Cuba;

The Dominion of Canada shall expressly include Hans. Island, in the Kennedy Channel between Ellesmere Island and Greenland, which area is subject to a border dispute between the Dominion of Canada and the Kingdom of Denmark.

SCHEDULE B

PRODUCTS

Description of Products:

The Products that are the subject of this Agreement shall include, without limitation:

1.               PSP’s in-house solution for Radiology products, as set forth in Amendment No., 2, together with all derivations and future versions thereof; plus

2.               All multi-user solutions PSP develops that include the core functionality of front-end speech recognition software for the medical market in North America, which solutions shall specifically include solutions developed for the [***].

The Products shall specifically exclude software development kit (“SDK”) products that PSP develops, currently known as SpeechSDK and SpeechMagic.

 ***  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission

SCHEDULE C

PRICING

Pricing may be adjusted from time to time based upon the mutual agreement of the need for such a change by both MedQuist and Philips Speech Processing.

The license fee for the Software (the “License Fee”) shall be as follows:

TABLE 1

Item	License Fee
Server	[***]
Link	[***]
Report Station Workstation Client*	[***]
Report Station Concurrent License*	[***]
Test Server Package	[***]

* For every transcription user or workstation, a Report Station needs to be purchased.

Upgrade pricing for Software Releases are subject to provision 11.5 of this agreement.

For end-customers who have no SMA contracts, PSP and. MedQuist will agree on a case by case basis on a recommended end-user upgrade price for patches and point releases, and PSP will get [***] of that price.

Each License Fee set forth above-shall be Subject to the following reductions:

TABLE 2

Description	Amount of Reduction
For all purchases until MedQuist meets its forecasted purchases for the applicable period	[***]
For all purchases after MedQuist meets its forecasted purchases for the applicable period	[***]
For large orders, as determined by PSP and MedQuist	As established by the agreement of PSP and MedQuist

 ***  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission

Notwithstanding anything set forth in Table 2 to the contrary, once cumulative discounts MedQuist has earned reach [***] then the only discount available to MedQuist will be a [***] discount available on purchases that are in excess of MedQuist’s forecast for that year.

 ***  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission

SCHEDULE D

SALES FORECASTS AND COMMITMENTS

MedQuist’s sales forecasts and commitments (the “Sales Forecasts and Commitments”) shall be as follows:

1.               For the period June 1, 2004, through December 31, 2004:  Software purchases and payments in 2004 equal to [***].  If MedQuist has not granted software licenses to End Users prior to December 20, 2004, in quantities sufficient to generate such [***] forecast, then MedQuist will make a bulk purchase and payment on that date of licenses that are non-refundable but will be available for granting to End Users in future periods.

2.               For the period January 1, 2005, through December 31, 2005: Software purchases equal to [***] which forecast anticipates sales of:  [***] for the period January 1, 2005, through June 30, 2005; and (ii) the remainder during the period July 1,2005, through December 31, 2005.

3.               For the period January 1, 2006, through December 31, 2006:  Software purchases equal to [***] which forecast anticipates sales of: [***] for the period January 1, 2005, through June 30, 2005; and (ii) the remainder during the period July 1, 2005, through December 31, 2005.

4.               For the period January 1, 2007, through June 30, 2007:  Software purchases equal to [***].

 ***  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission

SCHEDULE F

END USER LICENSE AGREEMENT

END USER LICENSE AGREEMENT FOR MEDQUIST ‘Branded’ SOFTWARE

THIS END USER LICENSE AGREEMENT (“EULA”) is between MEDQUIST, INC. (“MEDQUIST”), having a business address of 5430 Metric Place, Suite 200, Norcross, Georgia 30092, and CUSTOMER.

1.               Definitions

a.               “Software” shall mean separate MedQuist ‘branded’ computer programs, (whether or not included within or separately from any data processing unit), provided now or later by MedQuist, its parent, subsidiaries affiliates and not otherwise so provided under a separate license agreement, which can be read and used directly by a machine or device, and shall include without limitation, data, instructions, and media. ‘Non-branded Software’ shall mean Software bearing a trademark other than MedQuist’s.

b.              “Documentation” shall mean the separate MedQuist ‘branded’ operator, user, or installation instruction sets, provided now or later, and in whatever form, by MedQuist, its parent, subsidiaries, or affiliates and not otherwise provided wider a separate license agreement.  “Non-branded Documentation” shall mean Documentation beating a trademark other than MedQuist’s.

2.               LICENSE OF RIGHTS.

a.               Customer is granted a non-exclusive, non-assignable, non-transferable, permanent, revocable license of rights to me seal display each of the Software and Documentation, whether separately or combined, with others of the Software or Documentation, only in data processors which are in Customer’s exclusive possession and designated by Customer for such use in its internal business, with such Software or Documentation, or such continued Software or Documentation.

b.              Customer is granted a non-exclusive, non-assignable, non-transferable, permanent, revocable license of rights to use the documentation only in direct connection with such Software or Documentation use and display, internally in its own business.

3.               Customer acknowledges that the Software and Documentation, including without limitation all ideas, procedures, processes, systems, methods of operations, concepts, principles, discoveries, arid inventions, are the exclusive property of MedQuist or its licensees and acknowledges their exclusive rights to the application, manufacture, development, use, display, reproduction, modification, and the and the transfer of the Software and Documentation and to all worldwide patent and copyright rights to and in the Software or Documentation. Customer shall not prepare a derivative work or a compilation from web Software or Documentation, or modify, combine, or copy the

Software or Documentation in any manner, including without limitation decompiling or disassembling the Software or Documentation to any third party, in whole or part, in any font or in any manner, unless expressly permitted in writing by MedQuist. The sole exception allowed is the copying of the Software or Documentation when loading the Software or Documentation within the internal memory of Customers data processor, and when an essential step in the utilization of the Software or Documentation is conjunction with such data processor. No other manner of copying is permitted. Customer shall reproduce and include all copyright notices provided wish the Software or Documentation all copies, compilations, or derivative works of the Software or Documentation produced by the Customer, as may be authorized under this Paragraph 3.

4.               Customer acknowledges the proprietary rights in the trademarks shown on the Software and Documentation delivered to the Customer, and Customer shall deal with and treat such trademarks according to applicable trademark law.

5.               Customer shall limit access to the Software or Documentation so its authorized employees. Customer shall advice such employees of the Semis of ibis EULA and shall take all necessary steps to ensure compliance with the EULA terms, by such employees.

6.               Customer shall defend, indemnify, and hold MedQuist harmless from any and all class actions, losses, damages, (including reasonable legal fees), obligations, liabilities and (including, without limitation, any of the foregoing arising out of or imposed in connection with latent or other defects, or under the doctrine of “strict liability”), arising out of the purchase, lease, possession, operation, condition, return or use of the Software or Documentation, or by operation of law, excluding, however, any of the foregoing resulting solely and directly from the acts of MedQuist.

7.               This EULA is not assignable by Customer unless permitted in writing by MedQuist and any attempt at assignment without such permission shall be void. Thin EULA is assignable in whole or pail by MedQuist without consent of Customer.  Customer agrees to execute all documents and consents requested by MedQuist to complete any assignment by MedQuist.

8.               Customer agrees to keep the Software and Documentation at the location(s) of its designated data processors, as set forth in Paragraph 2 above. Customer agrees to return the Software or Documentation delivered by MedQuist under this EULA immediately upon Customer relinquishing possession of any of said data processors, except to the extent that the Software or Documentation has been transferred to replacement data processors possessed by Customer or to third pasties in accordance with Paragraph 7 above.

9.               MedQuist warrants that it has and conveys good title to the Software. MedQuist warrants that the Software will perform to the specifications identified within the user Documentation current at the time of Software sale. Documentation and media containing Software or Documentation are provided “AS IS” without warranty of any kind, either expressed or implied.  MedQuist does not warrant that the functions contained in the Software or Documentation will meet Customer’s requirements or that the operation of the Software or Documentation will be uninterrupted or error free. Should the Documentation prove defective, Customer alone assumes the entire cost of all necessary corrections.

10.         MedQuist’s warranty of Software shall be void and of no effect if: (a) the Software is not properly stored, installed, or maintained in accordance with MedQuist’s recommendations or standard industry practice; (b) the Software is not operated under normal conditions and in accordance with MedQuist’s recommendations or standard industry practice; (c) the defect has arisen from damages occurring to the Software subsequent to MedQuist’s delivery or is related to the use of unauthorized hardware or software; or (d) failure of the Software due to (i) inadequate electrical power, air-conditioning, or humidity-control, (ii) accident or disaster, including without limitation, fire, flood water, wind and lightning, (iii) neglect, including without limitation power transients, abuse or misuse, and failure of the Customer to follow MedQuist’s published operating instructions, (iv) unauthorized, modification or repair of Software by persons other than authorized, representatives of MedQuist, or (v) use of the Software for purposes other than those for which designed.

11.         MedQuist’s warranty of Software does not include (a) performing services connected with relocation of Software or adding or removing interfaces, accessories, attachments or other devices, (b) repair of damage due to other than normal wear, (c) electrical work external to the Software, (d) any maintenance of interfaces, accessories, attachments, or other devices not furnished by MedQuist, or (e) any issues resulting from an unsupported service.

12.         THE WARRANTY MADE BY MEDQUIST HEREIN IS EXCLUSIVE AND IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING OUT OF ANY COURSE OF DEALING CUSTOM, OR USAGE OF TRADE.  IN NO EVENT, SHALL MEDQUIST BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR ECONOMIC LOSS UNDER ANY LEGAL THEORY ASSERTED, EVEN IF MEDQUIST HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

13.         ALL NON-BRANDED SOFTWARE AND NON-BRANDED DOCUMENTATION ARE PROVIDED HEREUNDER ON AN “AS IS”.  NON-MEDQUIST MANUFACTURERS OR SUPPLIERS MAY PROVIDE WARRANTIES FOR THEIR SOFTWARE OR DOCUMENTATION AND ALL WARRANTY QUESTIONS OR PROBLEMS WITH RESPECT TO SUCH SOFTWARE OR DOCUMENTATION SHOULD BE ADDRESSED DIRECTLY TO SUCH NON-MEDQUIST MANUFACTURER OR SUPPLIER.  CUSTOMER EXPRESSLY ASSUMES ALL LIABILITY FOR ALL AND ANY LOSSES, DAMAGES, AND COSTS (INCLUDING COURT COSTS AND LEGAL FEES) IN CONNECTION WITH, OR RELATED TO, SUCH NON-BRANDED SOFTWARE OR NON-BRANDED DOCUMENTATION.  THE ENTIRE RISK AS OT THE QUALITY OR PERFORMANCE OF SUCH NON-BRANDED

SOFTWARE OR NON-BRANDED DOCUMENTATION IS WITH CUSTOMER.

14.         LIMITATION OF REMEDY.

a.               If any Software is found to be defective within the warranty period, MedQuist’s only obligation and Customer’s exclusive and sole remedy, as MedQuist may choose in MedQuist’s sole best judgment, shall be either (a) the repair or replacement of such defective Software by MedQuist, or (b) the return of such defective Software to MedQuist and a refund to Customer of its license fee.  Customer acknowledges and agrees that MedQuist’s right to refund Customer’s license fee shall not be diminished or restricted in any way or for any reason.  The provision of such remedy shall be conditioned upon notification, and substantiation as may be required by MedQuist, that such Software has been stored, installed, maintained, and operated in accordance with MedQuist’s recommendations or standard industry practice.  Unless other wise directed by MedQuist, all such defective Software shall be returned to MedQuist’s warehouse, or to such other location as MedQuist shall select, all at MedQuist’s expense.

b.              Except for MedQuist’s obligations set out in Section 14 (a) above, MedQuist shall have no obligation, liability, or responsibility to Customer or any other party with respect to any claim or cause of action arising in connection with, or related to this EULA, whether legal or equitable, including, without limitation, any claim or cause of action in contract or in tort (whether in negligence or in strict liability).  Customer acknowledges and agrees MedQuist’s total obligation and liability for any such claim or cause of action shall be limited to an amount in the aggregate which shall not exceed the total price paid by Customer for the specific Software or Documentation which are the subject matter of an directly related to such claim or cause of action.  Customer expressly assumes all liability for all and any losses, damages, and costs (including court costs and legal fees) in excess of such amount.  No claim or causes of action, regardless of form, may be brought more than one (1) year after such claim or cause of action arises.

c.               The purposes of the above stated remedy is to correct any defects or to refund the license fee paid.  Customer acknowledges and agrees that such exclusive remedy is an essential term in the bargain represented by this EULA and that such remedy shall, in view of the consideration paid to MedQuist, operate as a full satisfaction to Customer for any and all claims related thereto.  In further view of the foregoing, Customer acknowledges and agrees that in the event a court of competent jurisdiction or an arbitration panel rules this exclusive remedy does not give the Customer the benefit of its bargain or that such exclusive remedy fails for any reason, then any such ruling with regard to such exclusive remedy or any such failure of such exclusive remedy, shall not effect or modify in any way, an limitation or exclusion of warranties, and all such limitations and exclusions shall continue in full force and effect.

15.         This Agreement shall be governed by the laws of the state listed in Customer’s address on the Final Terms of Sale referenced by the Product Sales Agreement within which this EULA is incorporated.  Any term or condition prohibited by law shall, to the extent prohibited, be ineffective without affecting the other terms and conditions.

16.         All parties acknowledge and agree that in entering into this transaction, they have not relied upon any representation regarding this EULA, other than those explicitly set forth herein.  Further, the parties expressly admit that any term or condition which is, or may be asserted, as material by any party and which is not expressly stated in this EULA, shall not be part of this EULA and shall not be binding on any parties hereto.  Each party waives all defenses, with regard to any such asserted material, term, or conditions no expressly stated within this EULA.

17.         If either party to this EULA is temporarily unable to perform its obligations because of causes reasonably beyond its control, then no liability to the other party or right to terminate shall exist for failure of that party to perform during such period.

18.         MedQuist’s failure to insist on strict performance of this EULA or to enforce a default upon the occurrence of any single, repeated or continuing violation of any particular term or condition hereof shall not be considered and waiver of MedQuist’s right to insist on strict performance of this EULA or to enforce a default with respect to the violation of any other term or condition.

19.         No waiver, change or amendment of any term or condition of this EULA is effective against MedQuist unless made in writing and signed by an authorized official of MedQuist.